Exhibit 4.2.1

AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

        This Amendment (the "Amendment"), dated and effective as of January 17, 2005 and executed among Principal Financial Group, Inc., a Delaware corporation (the "Company"), Mellon Investor Services, LLC, a New Jersey limited liability company ("Mellon") and Computershare Investor Services, LLC, a Delaware limited liability company ("Computershare") hereby amends the Amended and Restated Rights Agreement between the Company and Mellon dated as of December 3, 2002 and effective as of October 22, 2001 (the "Rights Agreement").

W I T N E S S E T H

        WHEREAS, the Company and Mellon previously entered into the Rights Agreement, pursuant to which Mellon was appointed to serve as the Rights Agent; and

        WHEREAS, Mellon desires to resign as Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement, and

        WHEREAS, in connection with the resignation of Mellon as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Mellon and Computershare desire to amend the Rights Agreement in certain respects.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

        Section 1.    Resignation of Rights Agent.    Mellon hereby resigns as Rights Agent under the Rights Agreement and the Company hereby accepts Mellon's resignation.

        Section 2.    Appointment of the Successor Rights Agent.    The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

        Section 3.    Waiver of Prior Written Notice.    The Company, Mellon and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

        Section 4.    Amendment of Rights Agreement.    The Rights Agreement shall be further amended as follows:

          (a)   "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement, Exhibits and other attachments for "Mellon Investor Services, LLC" including substituting all abbreviations therefore.

          (b)   Section 1(h) is hereby amended by deleting the definition of "Business Day" in its entirety and substituting the following definition:

        "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which the New York Stock Exchange is closed.

          (c)   In Section 21, the combined capital and surplus requirement of at least $50 million shall be deleted and replaced with a combined capital and surplus requirement of at least $30 million.

          (d)   Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

    Computershare Investor Services, LLC
    Two North LaSalle Street
    Chicago, Illinois 60602
    Attention: Relationship Manager

    with a copy to:

    Computershare Investor Services, LLC
    Two North LaSalle Street
    Chicago, Illinois 60602
    Attention: Director of Relationship Management

        Section 5.    Continued Effectiveness.    The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

        Section 6.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 7.    Terms.    Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

PRINCIPAL FINANCIAL GROUP, INC.
By	/s/ TIMOTHY E. DOHLMAN
Its	Assistant Treasurer
MELLON INVESTOR SERVICES, LLC
By	/s/ JAMES J. MABLI
Its	Vice President
COMPUTERSHARE INVESTOR SERVICES, LLC
By	/s/ KEITH BRADLEY
Its	Vice President